Exhibit 99.9
(English Translation)

Supplementary Agreement to the Property Transfer Agreement

Party A: Shaanxi Suo’ang Biological Science and Technology Company Limited

Legal representative: Baowen Ren

Party B: Hanzhong Si Xiong Ke Chuang Business Company Limited

Legal representative: Yanjun Zhao

With the principle of equality and voluntary participation and good faith, and on the basis of the original Property Transfer Agreement signed by Party A and B on June 19, 2006, this Supplementary Agreement (“Agreement”) regarding the remaining issues concerning Party B’s purchase of Floors 1-3 of Hanzhong City International Trade Center Building (the “Property”) is entered into as follows:

1. Party A warrants to complete the transfer procedures for the Property before May 31, 2008.

2. Within one month after Party A submits to Party B the documentation for the transfer of the Property, Party B shall  make a lump-sum payment of the outstanding balance of RMB 8,200,000.00, plus rents of RMB1,537,560.00 from June 2007 to May 2008 (820/1920*100%*30*12 = RMB1,537,560), for total payment of: RMB9,737,560.00.

3. Any issues not addressed by this Agreement shall be resolved through mutual consultation between Parties A and B, and if any issue remains unresolved, such issue shall be arbitrated before the Hanzhong City Arbitration Commission.

4. The Agreement shall have four copies, with each party to take two copies, and the Agreement shall become effective after it is executed and stamped by Parties A and B.

Party A (Signature):	Party B (Signature):
Legal Representative: /s/ Baowen Ren	Legal Representative: /s/ Yanjun Zhao
Agent:	Agent:
Signature Date: March 6, 2008	Signature Date: March 6, 2008